Exhibit 10.2
BPI ENERGY HOLDINGS, INC.
KEY EMPLOYEE SEVERANCE PLAN
I.
DEFINITIONS AND CONSTRUCTION
1.1	Definitions. As used in this Plan, the following terms have the meanings set forth below.

(a)	“Base Salary” means the highest annual rate of base compensation paid by the Company to a Covered Employee at any time before termination of the Covered Employee’s employment with the Company (including amounts that the Covered Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, automobile allowances, added premiums, differentials, and all forms of incentive compensation.

(b)	“Accounting Firm” means the independent auditors of the Company for the Fiscal Year preceding the Fiscal Year in which a Change of Control occurred and that firm’s successor or successors; except that if that firm is unable or unwilling to serve and perform in the capacity contemplated by this Plan, the Company will select another national accounting firm of recognized standing to serve and perform in that capacity under the Plan, but that other accounting firm may not be the then independent auditors for the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act).

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means a Covered Employee’s (1) conviction of any felony or of a misdemeanor involving moral turpitude, (2) failure to perform the Covered Employee’s duties or responsibilities in a manner satisfactory to the Company, (3) engagement in conduct that is injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property), (4) engagement in business activities that are in conflict with the business interests of the Company, (5) insubordination, (6) engagement in conduct that is in violation of the Company’s safety rules or standards or that otherwise causes injury to another employee or any other person, (7) engagement in conduct that is in violation of any policy or work rule of the Company or (8) engagement in conduct that is in violation of the Company’s guidelines for appropriate employee conduct or that is otherwise inappropriate in the office or work environment. Whether any particular circumstance constitutes “Cause” in a specific case will be determined in the sole good faith discretion of the Committee.

(e)	“Change of Control” will be deemed to have occurred upon any of the following events:
(1) A merger or consolidation involving the Company if the Persons who were stockholders of the Company immediately before the effective date of the merger or consolidation have, immediately after the effective date, as a result of their stockholdings immediately before the effective date, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for the election of directors of the surviving corporation (or, if the surviving corporation is a subsidiary of another corporation, less than 50% of the total combined voting power for the election of directors of the ultimate parent of the surviving corporation) immediately after the effective date of the merger or consolidation.
(2) Except as provided in the last sentence of this Section 1.1(e)(2), the acquisition or holding of direct or indirect beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of securities of the Company representing, in the aggregate, 30% or more of the total combined voting power for the election of directors of the Company’s then issued and outstanding voting securities by any Person (other than an employee benefit plan of the Company or of any subsidiary of the Company, or any Person holding such securities for or pursuant to the terms of any such plan). The Directors may, by a majority vote, determine the acquisition or holding of 30%-49.9% of the total combined voting power for the election of the Company is not a hostile action and therefore does not trigger a change of control.
(3) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board, unless the election, or the nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period.
(4) The sale of all or substantially all of the assets of the Company to any Person that is not a wholly owned subsidiary of the Company.
(5) The approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company or its material subsidiaries, other than into the Company.
(f) “COBRA Continuation Period” means the period of time (generally, the 18-month period following the Termination Date) during which a Covered Employee would be entitled to continuation coverage under a group health plan sponsored by the Company under Section 4980B of the Code if the Covered Employee elected that coverage and paid the applicable premiums.
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means the committee appointed by the Company to administer the Plan.
(i) “Company” means BPI Energy Holdings, Inc.
(j) “Covered Employee” means any individual who is (1) a regular full-time employee of the Company who has been specifically designated by the Committee as a Covered Employee, and (2) is not a Covered Employee under the BPI Energy Holdings, Inc. Senior Executive Severance Plan.
(k) “Disability” means a physical or mental infirmity that impairs a Covered Employee’s ability to substantially perform the Covered Employee’s duties and continues for a period of at least 180 continuous days.
(l) “Effective Date” means June 7, 2007.
(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fiscal Year” means the fiscal year of the Company as in effect from time to time. As of the Effective Date, the Company uses a fiscal year ending July 31 of each calendar year.
(o) “Good Reason” means the occurrence, without the consent of the Covered Employee, of any of the following conditions specified below in this definition, but only if (x) the condition occurs after a Change of Control, (y) the Covered Employee provides notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition, and (z) the Company fails to remedy the condition within 30 days of the date on which the Covered Employee provides that notice:
(1) A material diminution in the Covered Employee’s Base Salary or in the value of the Covered Employee’s Maximum Annual Bonus opportunity.
(2) A material diminution in the Covered Employee’s authority, duties, or responsibilities.
(3) A material change in the geographic location at which the Covered Employee must perform services, including any requirement that a Covered Employee’s principal place of employment with the Company be moved to a location that is more than 50 miles from the Covered Employee’s prior principal place of employment.
A Covered Employee will be deemed to have terminated employment with the Company for Good Reason only if the Termination Date is not later than the 180 days after the date on which the Covered Employee gave the notice to the Company that is contemplated in clause (x) above.
(p) “Maximum Annual Bonus” as of any date means the dollar amount equal to the sum of (1) the dollar value of the Maximum Cash Bonus Component as of that date plus (2) the dollar value of the Stock Bonus Component as of that date.
(q) “Maximum Cash Bonus Component” as of any date means the dollar amount equal to the higher of (1) the maximum cash bonus that would have been payable to the Covered Employee with respect to the Fiscal Year most recently ended before that date if all criteria relevant to the amount of the cash bonus payable to the Covered Employee for that Fiscal Year had been satisfied to the fullest extent possible, or (2) the maximum cash bonus that would be payable to the Covered Employee with respect to the current Fiscal Year if all criteria relevant to the amount of the cash bonus payable to the Covered Employee for the current Fiscal Year were satisfied to the fullest extent possible. If, in a Fiscal Year specified in clause (1) or clause (2) above, a Covered Employee is entitled to a cash bonus but there is no upper limit on the amount of the cash bonus that might become payable to the Covered Employee, the maximum cash bonus that would be payable for that Fiscal Year (for purposes of this definition only) will be deemed to be an amount equal to two times Base Salary.
(r) “Payment” has the meaning assigned to that term in Section 2.4(a).
(s) “Person” has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).
(t) “Plan” means this BPI Energy Holdings, Inc. Key Employee Severance Plan.
(u) “Pro-rated Current Year Bonus” means, with respect to any Covered Employee for the Fiscal Year in which the Termination Date occurs, the dollar amount equal to the sum of:

(1) an amount equal to the Covered Employee’s Target Cash Bonus Component as of the Termination Date multiplied by a fraction, the numerator of which is the number of days in that Fiscal Year through the Termination Date and the denominator of which is 365; plus
(2) an amount equal to the Covered Employee’s Stock Bonus Component multiplied by a fraction, the numerator of which is the number of days between the date of the most recent grant of shares of Common Stock to that Covered Employee that included at least some unrestricted shares and the Termination Date (but not more than 365) and the denominator of which is 365.
(v) “Section 409A” means Section 409A of the Code.
(w) “Stock Bonus Component” for any Covered Employee as of any date means the dollar value, determined as of the grant date, of the unrestricted (as of the grant date) shares of Common Stock of the Company granted to that Covered Employee as part of the then most recent grant of shares of Common Stock to that Covered Employee that included at least some unrestricted shares, except that if the most recent such grant of shares of Common Stock to the Covered Employee was more than two years before the Termination Date, the amount of the Stock Bonus Component for all purposes of this Agreement will be deemed to be zero.
For example, if a Covered Employee were granted 300 shares of Common Stock of the Company on January 15, 2008, the value of the stock was then $1 per share, and one third of those 300 shares were unrestricted as of the grant date, the Stock Bonus Component for that Covered Employee for the period from January 15, 2008 until the first to occur of January 15, 2010 and the date on which the Covered Employee was granted additional shares, at least some of which were unrestricted as of the grant date, would be $100 (i.e.: the product of the 100 immediately unrestricted shares multiplied by $1 per share).
If, in the next year, the same Covered Employee was granted 270 shares of Common Stock of the Company on January 18, 2009, the value of the stock was then $2 per share, and one third of those 270 shares were unrestricted as of the grant date, the Stock Bonus Component for that Covered Employee from January 18, 2009 forward (until the first to occur of January 18, 2011 or the date of a new grant to the Covered Executive of shares, at least some of which were unrestricted as of the grant date) would be $180 (i.e.: the product of the 90 immediately unrestricted shares multiplied by $2 per share).
If the same Covered Employee never received another grant of shares, at least some of which were unrestricted as of the grant date, the Covered Employee’s Stock Bonus Component from and after January 18, 2011 (the date two years after the last grant date) would be deemed to be zero.
(x) “Target Cash Bonus Component” for any Covered Employee for any Fiscal Year means the dollar amount that would be payable to that Covered Employee as a cash bonus with respect to that Fiscal Year if all criteria relevant to the amount of the cash bonus payable to the Covered Employee for that Fiscal Year had been satisfied exactly at target levels and the Covered Employee had remained in the active employ of the Company through the date on which cash bonuses for that Fiscal Year are to be paid generally.

(y) “Termination Date” means the date on which the Covered Employee’s employment with the Company and its affiliates is terminated in a manner which constitutes a “separation from service” under Section 409A.
(z) “Unpaid Completed Year Cash Bonus” means, in any instance in which the Termination Date for a Covered Employee occurs after the end of a Fiscal Year but before cash bonuses with respect to that Fiscal Year have been paid, an amount equal to the cash bonus the Company would have paid to the Covered Employee with respect to that completed Fiscal Year if the Covered Employee had remained in the active employ of the Company through the date on which cash bonuses for that Fiscal Year are to be paid generally.
II.
SEVERANCE BENEFITS
2.1 Severance Benefits. The Company will provide severance benefits to each Covered Employee upon termination of the Covered Employee’s employment with the Company as provided below in this Section 2.1:
(a) Death or Disability. If a Covered Employee’s employment with the Company is terminated by reason of death or Disability, the Company will pay to the Covered Employee or his personal representative the following amount:
(1) The Covered Employee’s accrued Base Salary through the Termination Date in accordance with the Company’s regular payroll practices.
(2) Any Unpaid Completed Year Cash Bonus.
(3) A Pro-rated Current Year Bonus.
In the case of termination by reason of Disability, the Company will pay the amounts, if any, specified in Sections 2.1(a)(2) and 2.1(a)(3) to the Covered Employee not earlier than six months after the Termination Date and not later than six months and ten days after the Termination Date. In the case of termination by reason of death, the Company will pay the amounts, if any, specified in Sections 2.1(a)(2) and 2.1(a)(3) to the personal representative of the Covered Employee by not later than 60 days after the Termination Date.
(b) After a Change of Control – Termination by the Company without Cause or by the Covered Employee for Good Reason. If a Covered Employee’s employment is terminated at any time within two years after a Change of Control by the Company without Cause or by the Covered Employee for Good Reason, the Company will pay and provide to the Covered Employee the following amounts and benefits:
(1) The Covered Employee’s accrued Base Salary through the Termination Date in accordance with the Company’s regular payroll practices.
(2) Any Unpaid Completed Year Cash Bonus.
(3) A Pro-rated Current Year Bonus.

(4) A lump sum cash payment equal to one and one half times the sum of (x) Base Salary plus (y) Maximum Annual Bonus.
The Company will pay the amounts, if any, specified in Sections 2.1(b)(2), 2.1(b)(3), and 2.1(b)(4) to the Covered Employee not earlier than six months after the Termination Date and not later than six months and ten days after the Termination Date.
(5) Subject to Section 2.1(c), reimbursement for the cost of continued group medical and dental insurance coverage for the Covered Employee and his immediate family on the same basis as in effect immediately before the Termination Date through the first to occur of the second anniversary of the Termination Date and the date on which the Covered Employee becomes employed by a new employer and eligible for similar benefits under a plan sponsored by that new employer.
(6) Reimbursement of up to $5,000 for outplacement services utilized and related expenses incurred by the Covered Employee before the first anniversary of the Termination Date. All reimbursements under this Section 2.1(b)(6) will be made as promptly as practicable after delivery of an appropriate reimbursement request by the Covered Employee to the Company and in all events by not later than the second anniversary of the Termination Date.
Upon any such termination, the Covered Employee’s rights with respect to any stock options, restricted stock, or other equity compensation awards that are not cashed out in connection with the Change of Control will be subject to the terms of the particular grant agreement and plan under which the awards were made, except that: (x) all restrictions on any restricted stock of the Company held by the Covered Employee will lapse as of immediately before the Termination Date; (y) all options that vest solely on the basis of the expiration of time will vest fully immediately before the Termination Date and all options that vest in whole or in part on the basis of Company or individual performance will be vested proportionately as of the Termination Date; and (z) the period during which the Covered Employee may exercise any stock option that vested on or before the Termination Date will be extended through the first to occur of (I) the third anniversary of the Termination Date, or (II) the originial expiration date of the option. The extent to which a performance based option is “vested proportionately” as of the Termination Date under the immediately preceding sentence will be determined by (A) extending, on a pro forma basis, the performance during all relevant periods ending before the Termination Date through the end of all relevant performance periods under the particular performance option and (B) vesting the Covered Employee with that portion of the performance options equal to the number of options that would have vested through the end of the last relevant performance period on that pro forma basis multiplied by a fraction, the numerator of which is the number of full years between the date on which the options were granted and the Termination Date (treating any partial year ending on the Termination Date as a full year), and the denominator of which is the number of full years in the relevant performance period.
(c) Requirements Regarding Reimbursement of Costs re Group Medical and Dental Insurance. The reimbursement for costs of group medical and dental insurance under Section 2.1(b)(5) that are incurred beyond the COBRA Continuation Period is intended to satisfy the requirements under Treasury Regulations Section 1.409A-3 for payments made on a specified date or fixed scheduled of payments. Accordingly reimbursements will be made by the Company under that section subject to the following conditions:

(1) The objectively determinable nondiscretionary definition of the expenses eligible for reimbursement under this Section is as follows: “group medical and dental insurance coverage for the Covered Employee and his immediate family on the same basis as in effect immediately before the Termination Date.”
(2) The objectively and specifically prescribed period for reimbursement of expenses under Section 2.1(b)(5) is the period from the Termination Date the first to occur of the second anniversary of the Termination Date and the date on which the Covered Employee becomes employed by a new employer and eligible for similar benefits under a plan sponsored by that new employer.
(3) The amount of the expenses eligible for reimbursement under Section 2.1(b)(5) during the Covered Employee’s taxable year will not affect the amount of such expenses eligible for reimbursement in any other taxable year.
(4) The reimbursement of any expense eligible under Section 2.1(b)(5) will be made as promptly as reasonably practicable after the expenses are incurred and in all events by not later than the last day of the Covered Employee’s taxable year following the taxable year in which the expense was incurred.
(5) The Covered Employee’s right to reimbursement for expenses eligible for reimbursement under Section 2.1(b)(5) is not subject to liquidation or exchange for any other benefit.
2.2 Withholding. All severance payments provided pursuant to the Plan herein will be subject to any required tax withholding.
2.3 Release, Confirmation of Confidentiality, Non-competition, and Non-solicitation Obligations, and Resignation. As a condition to the receipt of any severance benefits under this Plan, the Company, in its sole discretion, may require a Covered Employee:
(a) to execute (and not timely revoke) a release, in such reasonable form as may be provided by the Company, releasing the Company, its shareholders, partners, officers, directors, employees, attorneys, and agents from any and all claims and causes of action of any kind or character, including but not limited to all claims or causes of action arising out of the Covered Employee’s employment with the Company and/or the termination of that employment, other than performance by the Company of its obligations under this Plan and under any other plan that, by its terms, provides benefits to the Covered Employee after termination of employment;
(b) to confirm the Covered Employee’s continued obligations of confidentiality, non-competition, and non-solicitation pursuant to Sections 2.5, 2.6, and 2.7 of this Plan; and
(c) to resign from his position, if any, as a member of the Board, effective as of the Termination Date.
The Company may require Covered Employees to confirm the Covered Employee’s obligations under Sections 2.5, 2.6, and 2.7 of this Plan in connection with the initial implementation of this Plan and/or the designation of an individual as a Covered Employee under this Plan as well as after the Termination Date. If the Company in fact requires a release and or resignation from a Covered Employee after the Termination Date as a condition to receipt of severance benefits under this Plan, the Company will take such steps as may be necessary to insure that the form of the release is provided to the Covered Employee in ample time for his review and execution before the time (as provided above in this Plan) on which any payments or benefits that are conditioned on receipt of that release and/or resignation are to be made. In no event will the Company take any action that will cause any of the payments or benefits that are so conditioned on receipt of a release and/or resignation to be paid or provided later than the time (as provided above in this Plan) on which the payments or benefits are to be made without reference to this Section 2.3.
2.4 Gross-Up of Payments Deemed to be Excess Parachute Payments. The provisions of this Section 2.4 will in all events be applied in such a manner as to satisfy the timing requirements specified in Section 2.4(e).
(a) Acknowledgement. The Company acknowledges that, following a Change of Control, one or more payments or distributions to be made by the Company to or for the benefit of a Covered Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise, and including, without limitation, any income recognized by the Covered Employee upon exercise of any stock option granted by the Company) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by the Company for federal income tax purposes and with respect to which the Covered Employee will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”). If a Covered Employee’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, will make all determinations required to be made under this Section 2.4(a), will determine whether any Payment would be an excess parachute payment and will communicate its determination, together with detailed supporting calculations, to the Company and to the Covered Employee within 30 days after the Termination Date or such earlier time as is requested by the Company. The Company and the Covered Employee will cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. The Company will pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 2.4(a).
(b) Gross-Up Payments. If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of a Covered Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Company will make additional cash payments to the Covered Employee, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to the Covered Employee, in such amounts as are necessary to put the Covered Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Covered Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
(c) Further Payments Upon Later Determination by the IRS. If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of a Covered Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, the Company will make further additional cash payments to the Covered Employee not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put the Covered Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Covered Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
(d) Contest by the Company. If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999 with respect to any Payment to a Covered Employee, the Covered Employee will, upon receipt from the Company of an unconditional written undertaking to indemnify and hold the Covered Employee harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company’s sole expense. Nothing in this Section 2.4(d) will require the Covered Employee to incur any expense other than expenses with respect to which the Company has paid to the Covered Employee sufficient sums so that after the payment of the expense by the Covered Employee and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon the Covered Employee as a result of the Covered Employee’s receipt of that payment, the net effect is no cost to the Covered Employee. Nothing in this Section 2.4(d) will require the Covered Employee to extend the statute of limitations with respect to any item or issue in the Covered Employee’s tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, the Covered Employee receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, the Covered Employee will promptly pay to the Company such amount as will leave the Covered Employee, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.
(e) Specified Time or Fixed Schedule of Payments. Any tax gross-up payment (as that term is used Treasury Regulations Section 1.409A-3(i)(1)(v)) made under this Section 2.4 will be made by the end of the Covered Employee’s taxable year next following the Covered Employee’s taxable year in which the Covered Employee remits the related taxes. Any reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of tax liability will be made by the end of the Covered Employee’s taxable year following the Covered Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Covered Employee’s taxable year following the Covered Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. This Section 2.4(e) specifies the outside date by which tax gross-up payments and reimbursements must be made. Where another provision of this Section 2.4 specifies an earlier time for the payment and/or reimbursements, the Company will make the payments and/or reimbursements at the earlier time.
2.5 Confidential Information. In consideration of the coverage provided by this Plan, each Covered Employee shall not, without the prior written consent of the Company, for a period of two years following the Termination Date, except as may be required by any competent legal authority, use or disclose to any Person any confidential record, secret, or information related to the Company or any of its subsidiaries.
2.6 Covenant Against Competition. If a Covered Employee’s employment is terminated before a Change of Control by the Company with or without Cause or by the Covered Employee for Good Reason, the Covered Employee shall not, at any time between the Termination Date and the first anniversary of the Termination Date, have any interest in or be engaged by any business or enterprise that is in the business of exploring for, developing, or producing hydrocarbons in specific areas where the Company has interest as of the Termination Date. For these purposes:
(a) The Company will be deemed to have interests in an area within a ten mile radius of the current owned acreage or active prospect area as of the Termination Date.
(b) The Covered Employee will be deemed to have an “interest in or be engaged by a business or enterprise” if the Covered Employee acts (I) individually, (II) as a partner, officer, director, shareholder, employee, associate, agent, or owner of an entity, or (III) as an advisor, consultant, leader, or other agent related, directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, exploring for, developing, or producing hydrocarbon in specific areas where the Company has interests (“the Prohibited Activity”).
(c) Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity will not be deemed to be a violation of this Section 2.6.
2.7 Non-Solicitation. In consideration of the coverage provided by this Plan, each Covered Employee shall refrain, during the one year period ending on the first anniversary of the Termination Date, from directly or indirectly, in any manner or capacity, from (a) inducing any individual to discontinue his or her employment with the Company or the Company’s successor and (b) interfering in any way with the business relationship of the Company or the Company’s successor with any other Person or Persons.
2.8 Mitigation. A Covered Employee will not be required to mitigate the amount of any payment provided for in Section 2.1 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in Section 2.1 be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits.
2.9 Six-Month Delay for Specified Employees. Notwithstanding any other provision of this Plan to the contrary, no payments of any amount that is subject to Section 409A may be made to a Covered Employee who is specified employee (as the term “specified employee” is used in Treasury Regulations Section 1.409A-1(c)(3)(v) and as that status is determined in accordance with the methodology established by the Company under the Treasury Regulations) before the date that is six months after the Termination Date of that Covered Employee or, if earlier, the date of death of that Covered Employee. If payment of any amount payable under this Plan is delayed by the six-month delay rule, the delayed amounts will be accumulated through and paid, with interest (equal to the short term applicable federal rate then in effect), during the ten day period beginning on the date that is six months after the Covered Employee’s Termination Date (or date of death, as the case may be) and ending ten days later.

III.
ADMINISTRATION OF PLAN
3.1 Plan Administration. For the purposes of this Plan and the Employee Retirement Income Security Act of 1974, as amended, the Committee is the plan administrator and named fiduciary of the Plan. The Committee will hold such meetings and establish and follow such rules and procedures as may be necessary to enable it to discharge its duties hereunder. Without limiting the foregoing obligation, the Committee will cause a written record to be maintained of all actions taken by the Committee with respect to this Plan. The Committee will have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:
(a) To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;
(b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all Persons claiming benefits under the Plan;
(c) To authorize the payment of benefits under the Plan;
(d) To prepare and distribute information explaining the Plan;
(e) To appoint or employ Persons to assist in the administration of the Plan; and
(f) To obtain such information as may be necessary for the proper administration of the Plan.
The Committee may allocate to others certain aspects of the management, operation, and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions to qualified individuals. The Company will indemnify the members of the Committee against all liabilities, damages, costs, and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if the act or omission was in good faith.
3.2 Claims Review. For claims arising after a Change of Control, the Covered Employee will not be required to follow the Plan’s claim procedures as set forth in this Section, instead the Covered Employee will be deemed to have satisfied his administrative remedies if the Covered Employee pursues any claim in court. For all other claims, the following claims procedures will apply. The Committee will advise each Covered Employee of any Plan benefits to which the Covered Employee is entitled. If the Covered Employee believes that the Committee has failed to advise him or her of any Plan benefits to which he or she is entitled, the Covered Employee may file a written claim with the Committee. The Committee will review any such claim and respond thereto within a reasonable time after receiving the claim. In any case in which a Covered Employee’s claim for Plan benefits is denied or modified, the Committee will:
(a) state the specific reason for the denial or modification;
(b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;
(c) provide a description of any additional material or information necessary for the Covered Employee or his representative to perfect the claim and an explanation of why such material or information is necessary; and
(d) explain the Plan’s claim review procedure as contained herein.

If a request is denied or modified and a Covered Employee or his representative desires to have that denial or modification reviewed, the Covered Employee or representative must, within 60 days following receipt of the notice of the denial or modification, submit a written request for review by the Committee of its initial decision. Within 60 days following such request for review the Committee will render its final decision in writing to the Covered Employee or representative stating specific reasons for the decision. If special circumstances require an extension of the 60-day period, the Committee’s decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension will be furnished to the Covered Employee or representative before the start of the extension period.
IV.
GENERAL PROVISIONS
4.1 Funding. Benefits under this Plan will be unfunded and will be provided from the Company’s general assets.
4.2 Binding Nature of Plan. The Company intends that the Plan will be binding upon the Company and its successor in accordance with its terms and that each Covered Employee will be entitled to enforce rights under the Plan to the same extent as if the provisions of the Plan and all of its provisions, including those relating to amendment and termination, were contained in a bilateral agreement executed by the Covered Employee and on behalf of the Company.
4.3 Cost of Plan. The entire cost of the Plan will be borne by the Company and no contributions will be required of any Covered Employees.
4.4 Plan Binding on Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.
4.5 Amendment and Termination. Between the Effective Date and the first to occur of (i) a Change of Control or (ii) December 31, 2007, the Plan may be amended to the extent, if any, that the Board deems necessary or advisable to comply with the requirements of Section 409A. In addition, the Plan may be amended from time to time, or terminated and discontinued, at any time, in each case at the discretion of the Board, except that no such amendment or termination may adversely affect the rights of any Covered Employee whose Termination Date occurs before the effective date of the amendment or termination and:
(a) The Plan may not be terminated with an effective date of earlier than 365 days after notice of the termination has been given to all Covered Employees (other than Covered Employees who consent to an earlier effective date for the termination);
(b) Any amendment to the Plan that is or may be adverse to any Covered Employee may not be effective earlier than one year after notice of that amendment is given to all Covered Employees (other than Covered Employees who consent to an earlier effective date for the amendment); and
(c) During the two year period ending on the second anniversary of a Change of Control, the Plan may not be amended in any way with respect to any Covered Employee without the consent of that Covered Employee.

4.6 No Contract of Employment. The adoption and maintenance of the Plan will not be deemed to be a contract of employment between the Company and any individual or to be consideration for the employment of any individual. Nothing in the Plan will be deemed to give any individual the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any individual at any time nor will the Plan be deemed to give the Company the right to require any individual to remain in the employ of the Company or to restrict any individual’s right to terminate his or her employment at any time.
4.7 Severability. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to that jurisdiction, be ineffective to the extent (and only to the extent) of that prohibition or unenforceability without invalidating or affecting the remaining provisions of the Plan, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable any provision in any other jurisdiction.
4.8 Nonalienation. Covered Employees will not have any right to pledge, hypothecate, anticipate, or assign benefits or rights under the Plan, except by will or the laws of descent and distribution, or as may be required pursuant to a domestic relations order.
4.9 Governing Law. The Plan will be interpreted and construed in accordance with the laws of the State of Ohio except to the extent preempted by federal law.
IN WITNESS WHEREOF, the Company has executed this Plan as of the 7th day of June, 2007.

BPI ENERGY HOLDINGS, INC.

By: Name:	/s/ David E. Preng David E. Preng
Title:	Chairperson, Compensation Committee